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                                                                    EXHIBIT 99.1



[SS&C LOGO]

PRESS RELEASE


FOR IMMEDIATE RELEASE



                           Contact:      Anthony R. Guarascio, CFO, 860-298-4567
                                     Peg Berry, Investor Relations, 860-298-4551
                                          Email:    investorrelations@sscinc.com




                SS&C ANNOUNCES ACQUISITION OF REAL-TIME USA, INC.


WINDSOR, Connecticut, January 15, 2002 -- SS&C Technologies, Inc. (Nasdaq: SSNC) today announced that it has acquired the assets and business of Real-Time USA, Inc., a solution provider of sell-side fixed income applications. Headquartered in Oakbrook Terrace, IL, with 28 employees, Real-Time delivers a comprehensive suite of front-, mid-, and back-office applications via Application Service Provider (ASP) or license, to commercial banks and broker-dealers throughout the United States. The consideration for the deal was $4.0 million in cash and the assumption of certain liabilities by SS&C, with a potential earn-out payment by SS&C of up to $1.17 million in cash if 2002 Real-Time revenue targets are met.

      "Our recent acquisition of Digital Visions (DVI) opened the financial institution marketplace for us and Real-Time was a strategic partner of DVI. This acquisition gives us complete ownership of `Lightning(TM)' a product under development by DVI and Real-Time for bond straight-through processing," said William C. Stone, SS&C's President, CEO, and Chairman of the Board.
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      "We see further synergies with our derivatives processing and loan management expertise. With the acquisition of Real-Time we have, once again, strengthened our recurring revenue model," Stone said.

      "After 29 years of selling increasingly sophisticated systems to large financial institutions it is exciting to join forces with a company with the systems, services, and financial strength of SS&C," said Tom Mulligan, President of Real-Time, who will join SS&C as a Senior Vice President.

      "Real-Time has been a strategic vendor of the Federal Home Loan Bank of Chicago for more than ten years," said Charles Huston, Executive Vice President at FHLB Chicago. "Together FHLB Chicago and Real-Time have built many features and functions which help keep FHLB Chicago an innovative institution. The financial strength and breadth of products that SS&C now brings is appealing to us in terms of an expanded relationship."

      "We use TradeDesk(R) and RTS(TM) to process more than $1 trillion a month in principal," said Doug Jacobs, Executive Vice President and Treasurer at FleetBoston Financial Corporation. "Real-Time's products are mission-critical to our capital markets operation. We have been very pleased with the level of dedication and support we receive, and we are excited about what the future holds for Real-Time as a part of SS&C."

      "All of us previously at Digital Visions were excited about working with Real-Time on the new Lightning product. Now as we are part of the bigger SS&C family, I believe we have a tremendous opportunity," said Michael E. Murphy, a Senior Vice President of SS&C and former CEO of Digital Visions, Inc.

      Real-Time products include TradeDesk(R), a paperless front-office trading system; TradePath(R), a mid-office routing system and gateway for Bloomberg users; TD-Funding(TM), a comprehensive front-office paperless funding product; RTS(TM), a back-office books and records system; and Security Warehouse(TM), a platform for integrating security data from third-party vendors.
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ABOUT SS&C TECHNOLOGIES

Headquartered in Windsor, CT, with offices in North America, Europe and Asia, SS&C delivers investment and financial management software and related services in five vertical markets: 1) hedge funds and family offices, 2) institutional asset managers, 3) insurance entities and pension funds, 4) real estate property managers and 5) financial institutions. In each of these markets, SS&C's solutions are in the top tier of competitive product offerings. Worldwide, SS&C's clients manage, in aggregate, more than $3 trillion in assets. SS&C is publicly traded on NASDAQ under the symbol "SSNC." Additional Company information is available at www.ssctech.com.




This press release contains forward-looking statements relating to the expected benefits of the Real-Time acquisition, including the development and expected benefits of the Lightning(TM) product, expected synergies in derivatives processing and loan management expertise and expected recurring revenues. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays or difficulties in integrating the operations and personnel of the two businesses, the potential disruption to SS&C's ongoing business associated with the Real-Time acquisition, customer demand for additional products and services, market fluctuations, general economic conditions, and the risk factors detailed from time to time in SS&C's periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation SS&C's Annual Report on Form 10-K for the year ended December 31, 2000. SS&C cautions investors that it may not update any or all of the foregoing forward-looking statements.



(C)2002 SS&C Technologies, Inc.